     NEWS RELEASE

                         Exhibit 99.1
Entegris Appoints James Anderson to Board of Directors
BILLERICA, Mass., February 27, 2023 - Entegris, Inc. (NASDAQ: ENTG), a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, today announced the appointment of James (Jim) Anderson to its board of directors. Mr. Anderson is the president and chief executive officer of Lattice Semiconductor Corporation.

“We are thrilled to welcome Jim Anderson to the Entegris board of directors,” said Paul L.H. son, chairman of Entegris’ board of directors. “Jim brings to the board over twenty years of broad technology industry experience across a range of sectors. Entegris will be able to draw on his experiences at Lattice Semiconductor, Intel, AMD, and other companies at the forefront of the semiconductor industry to provide keen insight into how Entegris can optimize operational execution and continue to innovate to meet the evolving needs of the industry.”

About the Mr. Anderson:

Since 2018, Mr. Anderson has served as the president and chief executive officer of Lattice Semiconductor Corporation. Prior to joining Lattice Semiconductor, Mr. Anderson served as the senior vice president and general manager of the Computing and Graphics Business Group at Advanced Micro Devices, Inc. (“AMD”). Before joining AMD in May 2015, Mr. Anderson worked at Intel Corporation, Broadcom Inc. (formerly Avago Technologies) and LSI Corporation in a variety of leadership positions. Mr. Anderson currently serves on the Board of Directors of the Semiconductor Industry Association and previously served as a member of the board of directors of Sierra Wireless Inc. (until January 2023).

ABOUT ENTEGRIS
Entegris is a world-class supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 10,000 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea, and Taiwan. Additional information can be found at www.entegris.com.

Investor Contact:
Bill Seymour
VP of Investor Relations, Treasury & Communications
+ 1 952 556 1844
bill.seymour@entegris.com

Media Contact:
Connie Chandler
Senior Director of Corporate Communications
T +1 978-436-6546
connie.chandler@entegris.com

ENTEGRIS, INC. entegris.com	129 Concord Road, Building 2 Billerica, MA 01821 USA	T +1 978 436 6500 F +1 978 436 6735